Exhibit 99.1

Contact: John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Sale of Certain Rights in
Oil and Gas Working Interests for $22.3 Million

HOUSTON, May 10, 2010 — Patterson-UTI Energy, Inc. (NASDAQ: PTEN) today announced the sale of certain oil and gas working interest rights for $22.3 million, which resulted in an estimated net of tax gain of $13 million, or $0.08 per share. The interests sold included rights to explore and develop zones deeper than depths it generally targeted for such properties. Additionally, the purchaser acquired the right to participate 20% in future wells drilled at the shallower depths. The sale did not include any producing wells.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada.  Universal Well Services, Inc. provides pressure pumping services primarily in the Appalachian Basin.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC.  These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement.